Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for April 30, 2008 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2008 FIRST QUARTER RESULTS

Strong Demand for CCS™ Drives Record Quarterly Revenues and Unit Shipments

NORTHVILLE, MI (April 30, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced another quarter of record revenues and a record number of units shipped for its first quarter ended March 31, 2008.

Revenues for this year’s first quarter reached record levels increasing to $17.4 million, up from $16.3 million for last year’s first quarter due to continued strong demand for the Company’s proprietary Climate Control Seat™ (CCS™) system in an increasing number of vehicle models. Gross margin as a percentage of revenue for the 2008 first quarter was 32.0 percent consistent with 32.0 percent in the 2007 first quarter. Net income for this year’s first quarter was $1.4 million, or $0.06 per share, compared with net income in last year’s first quarter of $1.3 million, or $0.06 per share.

This year’s first quarter results included year-over-year increases in research and development expenses of approximately $500,000 due to the addition of CCS engineering resources to support the large number of upcoming new vehicle programs, continued development of new automotive and non-automotive TE-based products and increased activities at Amerigon’s BSST subsidiary. The Company expects that net research and development expenses will increase during the remainder of 2008 and in 2009 as it continues to step up its development activities at BSST to support continued development of its advanced TE technology.

“Our first quarter of 2008 was another very solid quarter, and it followed our strong performance at the close of 2007,” said President and Chief Executive Officer Daniel R. Coker. “This was particularly significant because it came in tough economic times, especially within the automobile industry in general. We believe this is a great endorsement of our heated and cooled seat system and our thermoelectric technology, which has a broad base of potential applications in a number of attractive markets worldwide.

“We also marked an important milestone in the expansion of our product line during the 2008 first quarter with the initial shipments of our newly developed heated and ventilated seat system for use in a new vehicle model for the Asian market,” Coker added.

Amerigon also received very modest revenues from the first commercial product outside the automotive market — the C2™ personal heater/cooler being manufactured and distributed by Herman Miller, which worked on the design with BSST. The C2 began shipping in late 2007. Coker said that Amerigon expects to announce the commercialization of another TE-based product in a different market in July of this year.

Higher CCS sales in the first quarter of this year were primarily the result of new model introductions and higher penetration on certain models. New models launched with CCS since last year’s first quarter include the Jaguar XJ, Jaguar XF, Lincoln MKS and two Nissan vehicle models not yet announced. A portion of higher sales was attributable to the Lincoln MKX and Lincoln MKZ which, beginning with the 2008 model year, began to install CCS as a standard feature where they had previously been offered as an option.

“The move from an option to standard feature on these two vehicles is another strong sign of the growing acceptance of our heated and cooled seat system by not only the automotive manufacturer, but the car buyer as well,” added Coker. “We continue to believe that our seat system will continue to gain acceptance as more people are introduced to the value enhancing, year-round comfort it provides.”

During this year’s first quarter, Amerigon announced three new vehicle model introductions – the Lincoln MKS, Hyundai Genesis and Lexus LS 570. This brings the total number of vehicles currently offering CCS to 26 automotive models produced by Ford, General Motors, Toyota, Nissan, Honda and Hyundai. Coker noted that the Company expects to make several additional announcements during the year, representing more vehicle introductions in 2008 than in any other year in the past.

While this year’s first quarter revenues were not materially affected by the much publicized American Axle strike, this year’s second quarter revenues could be depending on the extent of the strike.

The trend towards a more balanced distribution of revenue between North American and international customers continued during the 2008 first quarter. Revenue from European and Asian customers in this year’s first quarter increased to 47 percent of total revenue, up from 37 percent in the 2007 first quarter, and revenue from North American customers in the 2008 first quarter was 53 percent of total revenue compared to 63 percent in last year’s first quarter.

Unit shipments of CCS systems for the 2008 first quarter increased to a record 253,000, up from 240,000 units for the year-earlier period. As of March 2008, the Company had shipped approximately 3.8 million CCS units to customers since 2000.

The Company’s balance sheet as of March 31, 2008 remained strong with cash, cash equivalents, short-term and long-term investments totaling $25.7 million, total assets of $58.7 million, no bank debt and shareholders’ equity of $45.1 million.

During this year’s first quarter, Amerigon reclassified a portion of its investments in Auction Rate Preferred Stock totaling $22.0 million to long-term investments from short-term investments due to ongoing liquidity issues in the auction rate securities market. Amerigon believes the value of these investments has not declined and expects that a portion of the assets will be redeemed by their issuers at par over the next few quarters. The Company’s current operating forecast provides for favorable free operating cash flow. Borrowings under the Company’s $20 million revolving credit line would provide ample resources should any short term need for liquidity arise.

Guidance for 2008

The Company reconfirmed that it expects product revenues in 2008 to increase 30 to 40 percent over 2007 with continued strong increases in profitability. The growth in 2008 is expected to be primarily driven by additional new program launches and the full year effect of model launches in 2007. These effects are expected to be partially offset by lower volumes on existing programs resulting from general softness in the North American automotive market.

In 2008, there will continue to be a number of macro-economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases, the uncertainty of the situations in the Middle East and the Gulf Region, and the availability of credit, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the first quarter ended March 31, 2008. The dial-in number for the call is 1-800-762-8779. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2008 and its Form 10-K for the year ended December 31, 2007.

TABLES FOLLOW

AMERIGON REPORTS 2008 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Product revenues	$17,360	$16,273
Cost of sales	11,801	11,059

Gross margin	5,559	5,214
Operating expenses:
Research and development	2,399	1,727
Research and development reimbursements	(809)	(584)

Net research and development expenses	1,590	1,143
Selling, general and administrative	2,127	2,153

Total operating expenses	3,717	3,296

Operating income	1,842	1,918
Interest income	297	186
Other income	52	50

Earnings before income tax	2,191	2,154
Income tax expense	820	860

Net income	$1,371	$1,294

Basic earnings per share	$0.06	$0.06

Diluted earnings per share	$0.06	$0.06

Weighted average number of shares – basic	22,004	21,390

Weighted average number of shares – diluted	22,784	22,363

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AMERIGON REPORTS 2008 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$2,563	$1,170
Short-term investments	1,150	23,925
Accounts receivable, less allowance of $400 and $542, respectively	12,766	11,672
Inventory:
Raw materials	168	329
Finished goods	3,002	1,890

Inventory	3,170	2,219
Deferred income tax assets	3,935	3,784
Prepaid expenses and other assets	737	595

Total current assets	24,321	43,365
Property and equipment, net	4,524	3,965
Long-term investments	22,025	—
Deferred financing costs	8	9
Patent costs, net of accumulated amortization	2,789	2,679
Deferred income tax assets	5,069	5,968

Total assets	$58,736	$55,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,799	$8,640
Accrued liabilities	3,210	3,987
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	13,209	12,827
Deferred manufacturing agreement – long-term portion	400	450

Total liabilities	13,609	13,277
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 22,127,035 and 21,917,733 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	63,847	63,028
Paid-in capital	21,983	21,766
Accumulated other comprehensive income – foreign currency	(5)	(16)
Accumulated deficit	(40,698)	(42,069)

Total shareholders’ equity	45,127	42,709

Total liabilities and shareholders’ equity	$58,736	$55,986

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AMERIGON REPORTS 2008 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities:
Net income	$1,371	$1,294
Adjustments to reconcile net income to cash provided by operating activities:
Deferred tax provision	748	817
Stock option compensation	217	218
Depreciation and amortization	307	119
Changes in operating assets and liabilities:
Accounts receivable	(1,094)	(1,417)
Inventory	(951)	2,465
Prepaid expenses and other assets	(141)	(34)
Accounts payable	1,159	670
Accrued liabilities	(777)	(125)

Net cash provided by operating activities	839	4,007
Investing Activities:
Purchases of investments	(3,100)	(9,325)
Sales and maturities of investments	3,850	5,876
Purchase of property and equipment	(874)	(94)
Patent costs	(153)	(89)

Net cash used in investing activities	(277)	(3,632)
Financing Activities:
Proceeds from the exercise of Common Stock options	820	90

Net cash provided by financing activities	820	90

Foreign currency effect	11	6

Net increase in cash and cash equivalents	1,393	471
Cash and cash equivalents at beginning of period	1,170	2,440

Cash and cash equivalents at end of period	$2,563	$2,911

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